Exhibit 99.1


 ATC Healthcare Receives Notice from AMEX Regarding Listing Standards


    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--July 13, 2007--ATC Healthcare, Inc., (AMEX:AHN) announced today that it has received notice from the American Stock Exchange (AMEX) that AMEX has determined that the company is not in compliance with certain conditions of the continued listing standards of Section 1003(a)(iii) of the AMEX Company Guide. Specifically, AMEX noted that, based on the company's Form 10-K for the year ended February 28, 2007, the company was not in compliance with the listing standards because its shareholder's equity was less than $6,000,000 and it had losses from continuing operations and/or net losses were incurred in the last five fiscal years and because its shareholder's equity was less than $4,000,000 it had losses from continuing operations and/or net losses in three of its four most recent fiscal years.

    Under AMEX rules, ATC must submit to AMEX a plan by August 9, 2007 detailing the action ATC has and/or will take to bring ATC into compliance with all listing standards and requirements by January 9, 2009. Upon timely submission, review, and acceptance of the plan, ATC will be permitted to maintain its listing subject to periodic reviews during the plan period.

    ATC intends to maintain its AMEX listing by submitting a plan by August 9, 2007 advising AMEX of action it has taken, or will take that would bring the company into compliance with the continued listing standards by January 9, 2009. The company's common stock will continue to trade on AMEX provided the plan is accepted and ATC executes the plan.

    The Company's Chief Executive Officer, David Savitsky, stated, "ATC Healthcare fully intends to respond to AMEX's request for a compliance plan in a timely fashion. We remain committed to maintaining our listing on the AMEX. The Company believes it will suitably address the issue to preserve our listing on the exchange."

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other healthcare facilities with 52 locations in 31 states. ATC provides supplemental staffing, outsourcing and human resource solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their website at www.atchealthcare.com.

    This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.


    CONTACT: Alliance Advisors, LLC
             Thomas Walsh, 212-398-3486
             twalsh@allianceadvisors.net